ZBB Energy Reports Quarterly Results for First Quarter Fiscal Year 2012

Quarterly Revenues Jump on Honam Revenues and Product Sales: Earnings Loss Narrows

MILWAUKEE, WI -- (Marketwire - November 14, 2011) - ZBB Energy Corporation (NYSE Amex: ZBB), the leading developer of intelligent, renewable energy power platforms, today reported increased quarterly revenues of $1,637,857 compared to $0 for the same quarter last year and also compared to $1,802,610 for the entire year ended June 30, 2011. This increase of $1,637,857 was the result of a $266,107 increase in commercial product sales and revenues and a $1,411,750 increase in engineering and development revenues as compared to the three months ended September 30, 2010. The increase in commercial product sales and revenues consisted of sales attributable to our Tier Electronics Power Conversion Systems business, which we acquired in January 2011. Engineering and development revenues for the 2011 period consisted primarily of revenue recognized under the Honam Collaboration agreement which is being recognized over the estimated performance period.

Our net loss for the three months ended September 30, 2011 decreased by $358,854 to $1,675,448 from the $2,034,302 net loss for the three months ended September 30, 2010.

Total costs and expenses for the three months ended September 30, 2011 and 2010 were $3,334,339 and $2,004,085, respectively. This increase of $1,330,254 in the three months ended September 30, 2011 was primarily due to the following factors:

  $156,671 of costs of product sales during the 2011 period compared to $0 of costs of products sales during the 2010 period;
  $481,107 of costs of engineering and development revenues during the 2011 period compared to $0 of costs of engineering and development revenues during the 2010 period;
  Decrease in advanced engineering and development expenses of approximately $139,890 due to a decrease in the Company's engineering and development activities for its next generation battery module and PECC systems;
  Increase in selling, general, and administrative expenses of $599,268 due primarily to the inclusion of $280,000 related to Tier Electronics in the 2011 period, and increases in legal fees related to the China Joint Venture and stock-based compensation of $135,000 and $100,000, respectively;
  Increase in depreciation and amortization expenses of $233,098 primarily due to the amortization of intangible assets related to the Tier acquisition beginning in January 2011;
  Other expenses for the three months ended September 30, 2011 and 2010 consisted primarily of interest expenses of $59,668 and $32,007, respectively; and
  During the three months ended September 30, 2011, we recorded a $70,000 benefit for income taxes which represents a pro rata estimate of a refundable research and development tax credit we expect to receive from the government of Australia for the fiscal year ending June 30, 2012 related to the qualified expenditures we incurred during the three months ended September 30, 2011.

Shareholders' equity was $4.14 million as of September 30, 2011, exceeding the minimum NYSE AMEX requirement of $4.0 million. The Company's cash balance as of September 30, 2011 was $1.9 million. Cash for funding operations, inventory and capital expenditures will continue to come from down payments on orders, product shipments, strategic partnerships, cash payments on tax credits and limited use of equity capital.

Current backlog as of November 14, 2011 was $5.7 million. We continue to close sales orders and add additional orders to our backlog.

During the three months ended September 30, 2011, the Company's major accomplishments include:

  China Joint Venture Definitive Agreement Executed
  U.S. Navy Micro-grid Order Closed
  Illinois Institute of Technology Order Closed
  Data Center Micro-grid Order Closed
  PECC (ZBB EnerSection™) Patent Issued
  Utility Grid Order Closed
  Completed V3 (ZBB Enerstore™) product development milestone under the Honam development agreement, resulting in $1.2 million of revenue

Key events subsequent to the end of the quarter include:

  Closed Smart Building Application Order
  Closed Honam V2 Order and Shipped Unit October 31, 2011
  Chuck Stankiewicz Joins the Company and The Board of Directors November 9, 2011
  James Ozanne Joins the Board of Directors November 9, 2011
  Collected $1.2 milestone payment due under the Honam development agreement October 10, 2011
  Completed testing of 25kW inverter for UL 1741 and IEEE 1547 compliance

Eric Apfelbach, CEO and President, said, "As we near commercialization of our key products, the pace of execution is rapidly increasing, as you can see from the completed milestones during the quarter and subsequent to the end of the quarter. We expect that pace to continue accelerating as we move into the start of our product shipments and the start of product revenue generation."

Investor Conference Call - 10:00 a.m. Central time, Monday, November 14, 2011

A conference call to discuss the financial and operating results and company's outlook will be held on Monday, November 14, 2011, at 10:00 a.m. US Central (11:00 a.m. Eastern). The conference call will be hosted by Eric Apfelbach, President and CEO. A brief presentation by Mr. Apfelbach will be followed by a question and answer period.

To participate in the conference call, callers from within the United States and Canada, dial the toll free number (877) 741-4251. For international callers, dial the toll number (719) 325-4888. The conference call participant code is 6519384.

For support during the call press *0 on your phone and a conferencing coordinator will assist you.

The conference call will be simulcast live on the internet at www.zbbenergy.com, then click on 'Investor Relations' and then 'Investor Presentations' or through this link http://www.visualwebcaster.com/event.asp?id=83675. A replay will be available for 90 days.

A telephonic replay of the presentation will be available following the conference call through December 15, 2011. For callers within the United States and Canada dial the toll free number (888) 203-1112. For international callers, dial the toll number (719) 457-0820. The replay pass code is 6519384.

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE Amex: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1998, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices and production facilities are located in Menomonee Falls, WI, USA with offices also located in Perth, Western Australia. For more information, visit: http://www.zbbenergy.com

Safe Harbor
Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                           ZBB ENERGY CORPORATION
             Condensed Consolidated Balance Sheets (unaudited)

                                    September 30, 2011     June 30, 2011
                                   -------------------  -------------------
Assets
Current assets:
  Cash and cash equivalents        $         1,968,368  $         2,910,595
  Accounts receivable, net                   1,443,531              171,622
  Inventories                                1,829,011            1,662,850
  Prepaid and other current assets              51,433               56,462
  Refundable income tax credit                 221,350              164,640
                                   -------------------  -------------------
    Total current assets                     5,513,693            4,966,169
                                   -------------------  -------------------
Long-term assets:
  Property, plant and equipment,
   net                                       5,230,768            4,766,871
  Intangible assets, net                     1,634,750            1,811,507
  Goodwill                                     803,079              803,079
                                   -------------------  -------------------
    Total assets                   $        13,182,290  $        12,347,626
                                   ===================  ===================

Liabilities and Shareholders'
 Equity
Current liabilities:
  Bank loans and notes payable     $           844,637  $           779,088
  Accounts payable                           1,623,101              961,221
  Accrued expenses                             777,203              695,273
  Deferred revenues                          1,791,715            1,528,482
  Accrued compensation and
   benefits                                    208,908              289,996
                                   -------------------  -------------------
    Total current liabilities                5,245,564            4,254,060
                                   -------------------  -------------------
Long-term liabilities:
  Bank loans and notes payable               3,796,006            3,937,056
                                   -------------------  -------------------
    Total liabilities                        9,041,570            8,191,116
                                   -------------------  -------------------

Shareholders' equity
  Series A preferred stock ($0.01
   par value, $10,000 face value)
    10,000,000 authorized,
     500.1280 and 355.4678 issued,
     preference in liquidation of
     $5,251,390 and $3,715,470 as
     of September 30, 2011 and
     June 30, 2011, respectively             5,251,390            3,715,470
  Common stock ($0.01 par value);
   150,000,000 authorized
    32,533,574 and 29,912,415
     shares issued                             325,338              299,124
  Additional paid-in capital                62,432,372           60,777,286
  Notes receivable - common stock           (5,242,855)          (3,707,799)
  Treasury stock - 13,833 shares               (11,136)             (11,136)
  Accumulated other comprehensive
   loss                                     (1,595,258)          (1,572,752)
  Accumulated deficit                      (57,019,131)         (55,343,683)
                                   -------------------  -------------------
    Total shareholders' equity               4,140,720            4,156,510
                                   -------------------  -------------------
    Total liabilities and
     shareholders' equity          $        13,182,290  $        12,347,626
                                   ===================  ===================

                           ZBB ENERGY CORPORATION
        Condensed Consolidated Statements of Operations (Unaudited)

                                       Three months ended September 30,
                                   ----------------------------------------
                                           2011                 2010
                                   -------------------  -------------------
Revenues
  Product sales                    $           226,107  $                 -
  Engineering and development                1,411,750                    -
                                   -------------------  -------------------
    Total Revenues                           1,637,857                    -
                                   -------------------  -------------------

Costs and Expenses
  Cost of product sales                        156,671                    -
  Cost of engineering and
   development                                 481,107                    -
  Advanced engineering and
   development                                 699,383              839,273
  Selling, general, and
   administrative                            1,677,997            1,078,729
  Depreciation and amortization                319,181               86,083
                                   -------------------  -------------------
    Total Costs and Expenses                 3,334,339            2,004,085

                                   -------------------  -------------------
Loss from Operations                        (1,696,482)          (2,004,085)
                                   -------------------  -------------------

Other Income (Expense)
  Interest income                                6,689                1,790
  Interest expense                             (59,668)             (32,007)
  Other income (expense)                         4,013                    -
                                   -------------------  -------------------
    Total Other Income (Expense)               (48,966)             (30,217)

                                   -------------------  -------------------
Loss before provision (benefit)
 for Income Taxes                           (1,745,448)          (2,034,302)

Provision (benefit) for Income
 Taxes                                         (70,000)                   -
                                   -------------------  -------------------
Net Loss                           $        (1,675,448) $        (2,034,302)
                                   ===================  ===================

Net Loss per share-
  Basic and diluted                $             (0.05) $             (0.13)

Weighted average shares-basic and
 diluted:
  Basic                                     30,496,936           15,410,384
  Diluted                                   30,496,936           15,410,384

Contact Information:
Helen Brown
Investor Relations
ZBB Energy Corporation
T: 262.253.9800
Email: hbrown@zbbenergy.com